THIS LOAN AGREEMENT (the “Agreement’) is dated November 19, 2010, but having an effective date of November 15, 2010.

BETWEEN:

TECHMEDIA ADVERTISING, INC., a company incorporated under the laws of the State of Nevada and having an address for notice and delivery located at c/o 62 Upper Cross Street, #04-01, Singapore  058353

(the “Company”)

OF THE FIRST PART

AND:

JOHNNY LIAN TIAN YONG, an individual having an address for notice and delivery located Blk 84 Jalan Daud #06-01 Windy Heights Singapore 419593

(the “Lender”)

OF THE SECOND PART

WHEREAS:

A.           The Lender, which is currently an officer, director and a shareholder of the Company, has agreed to loan to the Company the principal amount of US Three Hundred Thousand Dollars (US$300,000) on the terms and conditions set forth in this Agreement for the purposes of financing the Company with such funds being used for the settlement arrangement between the Company and Ternes Capital Ltd. (“Ternes”)

B.           The Company wishes to accept the loan from the Lender in order to satisfy the settlement arrangement with Ternes that was entered into on November 19, 2010, whereby Ternes has agreed to settle the US$300,000 loan that it provided to the Company back on July 29, 2010, without any interest if the Company pays the US$300,000 to Ternes on or before November 30, 2010;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual agreements and covenants herein contained (the receipt and adequacy of such consideration is hereby mutually admitted by each party), the parties hereby agree as follows:

1.
Loan.  The Lender hereby agrees to loan to the Company, and on the terms and conditions contained herein, the principal sum of US THREE HUNDRED THOUSAND dollars (US$300,000) (the “Loan”) by delivering US$300,000 by way of a bank draft to the Company or by wire transferring such funds to the Company’s bank account at HSBC in Singapore.

2.	Interest Rate. The Loan will not bear any interest.

3.	Repayment of the Loan. The Loan will be due and payable six months from the date of this Agreement.

4.	Representations and Warranties of the Company. To induce the Lender to agree to make the Loan, the Company represents and warrants to the Lender that:

(a)
The Company is a company duly incorporated and validly subsisting under the laws of the State of Nevada, has all requisite corporate capacity, power, and authority to own its assets; to carry on its business as now conducted or as proposed to be conducted; and to enter into and to carry out the transactions contemplated by this Agreement;

(b)	The Company is not a party to any agreement or instrument or subject to any corporate restrictions which would restrict the ability of the Company to perform its obligations under this Agreement; and

(c)	The Company has taken or caused to be taken all necessary action, corporate or otherwise, to authorize, and has duly executed and delivered this Agreement.

5.	Assignment. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party.

6.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

7.
Entire Agreement.  This Agreement, together with any other writing signed by the parties expressly stated to be supplementary hereto, constitutes the entire Agreement between the parties and supersedes all prior understandings and writings to which the Lender and the Company are parties.

8.
Governing Law and Jurisdiction.  This Agreement shall be deemed to be governed by and construed in accordance with the laws of Singapore.  For the purposes of any legal actions or proceedings brought by the Lender in respect to this Agreement, the parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Singapore and acknowledge their competence and the convenience and propriety of the venue and agree to be bound by any judgment thereof and not to seek, and hereby waive, any review of its merits by the courts of any other jurisdiction.

9.
Conflicts.  The Lender hereby acknowledges that Lunny MacInnes Dawson Shannon Law Corporation acts solely for the Company in connection herewith and the preparation of this Agreement and that the Company and Lunny MacInnes Dawson Shannon Law Corporation have requested that the Lender seek and obtain independent legal advice in connection with the review and execution of this Agreement.

10.
Further Assurances.  The parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

11.	Currency. All payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of the United States of America.

12.
Severability.  If any term of this Agreement is partially or wholly invalid or unenforceable, the remainder of this Agreement will not be affected and each remaining term will be separately valid and enforceable.

13.
Interpretation.  In this Agreement, using separate parts and inserting headings are for convenient reference only and will in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

14.	Rights of Third Parties. A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Agreement.

15.
Counterparts.  This Agreement may be executed by the parties in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and, notwithstanding the date of execution, being deemed to bear the execution date as set forth on the front page of this Agreement.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of the day and year first above written.

TECHMEDIA ADVERTISING, INC.
The Company herein
per:
/s/ William Goh Han Tiang
Authorized Signatory	/s/ Johnny Lian
JOHNNY LIAN TIAN YONG
William Goh Han Tiang, Director	The Lender herein
(print name and title)